Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”), is made as of July 10, 2007 (the “Effective Date”), by and among PCP Acquisition, Inc., a Colorado corporation, and its successors and assigns (the “Company”), Perfect Circle Projectiles, LLC, an Illinois limited liability company (“Seller”), and Gary E. Gibson (“Consultant”).

1.            Background. This Agreement is entered into as consideration for and as a condition to the closing of the transactions contemplated by the Asset Purchase Agreement (the “Purchase Agreement”), dated as of the Effective Date by and between the Company, Consultant, Security With Advanced Technology, Inc. and Seller. The Company and Seller have entered into certain other agreements in connection with the Purchase Agreement, including, but not limited to, a Royalty Agreement (the “Royalty Agreement”) dated as of the Effective Date by and between the Company and Seller. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and the Royalty Agreement.

2.            Services. Commencing on the Effective Date and continuing for the entire duration of the Royalty Period (the “Term”), Consultant shall, and Seller shall cause Consultant to, provide up to 86 hours per month of consulting services to the Company, as the Company may reasonably request relating to the Defined Business (the “Services”) without cost to the Company. Any hours not expended in a month will not carry forward but will expire. Additionally, Consultant agrees to make himself, and Seller agrees to cause Consultant to be, available to the Company, as the Company may reasonably request during the Term for the purpose of providing additional Services (the “Additional Services”) hereunder for which the Company shall pay Seller $200 per hour. The Services will include supervision of engineering projects (including production, new product development, machinery or facilities development) and manufacturing.

3.            Compensation for Additional Services. With respect to any compensation due hereunder for any Additional Services, Seller agrees to invoice the Company once per month, and the Company agrees to pay Seller within 30 days of receipt of Seller’s invoice.

4.            Independent Contractor. Consultant agrees that all Services hereunder will be rendered by him as an independent contractor and this Agreement does not create an employer-employee relationship between Consultant and the Company. Consultant shall have no rights to receive any employee benefits, such as health and accident insurance, sick leave and vacation, as are in effect generally for employees of the Company. Consultant shall perform the engagement hereunder on an “at will” basis, and may be terminated at any time by the Company for any reason or no reason. Seller and Consultant shall exonerate, indemnify and hold the Company harmless from and against and shall assume full responsibility for the payment of all federal, state and local taxes or contribution imposed or required under employment insurance, social security and income tax laws with respect to Consultant. The Company shall have no right, responsibility or obligation to withhold federal or state income taxes or payroll taxes under the Federal Insurance Act or under state employment, disability or other laws from amounts due from it to Consultant hereunder to the performance of services or to pay employer payroll taxes thereon under said laws. Consultant shall not be covered by any policy of the Company providing Worker’s Compensation or be entitled to Worker’s Compensation benefits in connection with the performance of Work. Consultant shall not be eligible for or allowed to participate in any retirement plan, group insurance policy providing life insurance, disability insurance or hospital or medical benefits, or any other plan providing benefits to employees of the Company during the term hereof or with respect to services.

5.            Confidential Information. Consultant and Seller acknowledge that the information, observations and data obtained by Consultant or Seller while Consultant is engaged by the Company, or by Consultant while Consultant was previously employed by Seller concerning the Defined Business and the business or affairs of the Company that are not generally available to the public other than as a result of a breach of this Agreement by Consultant, together with any Proprietary Rights assigned or otherwise transferred to the Company pursuant to the Purchase Agreement (“Confidential Information”), are the property of the Company. Seller and Consultant agree that Consultant, Seller and Seller’s employees shall not disclose to any unauthorized person or use for his or its own account any Confidential Information without the prior written consent of the Company unless, and in such case only to the extent that, such matters become generally known to and available for use by the public other than as a result of Consultant’s or Seller’s acts or omissions to act. Notwithstanding the foregoing, in the event Consultant or Seller becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, Consultant or Seller may make such disclosure only to the extent required, in the opinion of counsel for Consultant or Seller, as the case may be, to comply with such subpoena, process or other obligation. Consultant or Seller shall, as promptly as possible and in any event prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information. Consultant and Seller shall deliver to the Company at the termination of the Consultant’s engagement, or at any other time the Company may reasonably request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (defined below) or the business of the Company that Consultant or Seller may then possess or have under his control. The obligations set forth in this section shall apply throughout Consultant’s engagement with the Company and shall indefinitely survive the termination of Consultant’s engagement with the Company.

6.            Inventions and Patents. Consultant and Seller agree that all Proprietary Rights, including, but not limited to, all copyrights, works, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information that relate to the Defined Business, the Products Rights and Assets, conceived, developed or made by Consultant during the Term (“Work Product”) belong to the Company. Consultant will promptly disclose such Work Product to the Company and perform all actions reasonably requested by the Company (whether during or after the Consultant’s engagement) to establish and confirm such ownership at the Company’s expense (including, without limitation, assignments, consents, powers of attorney and other instruments).

7.            No Conflicting Agreements. Consultant represents that Consultant is not a party to any existing agreement which would prevent Consultant from entering into this Agreement.

8.            Termination. This Agreement shall terminate upon the termination of the Royalty Agreement.

9.            Survival. Sections 4, 5, and 6 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of this Agreement.

10.          Arbitration. The parties will arbitrate any dispute arising out of this Agreement pursuant to the terms of Section 9.12 of the Purchase Agreement.

11.          Amendments. Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto.

12.          Severable. If any portion of this Agreement is held to be invalid, the same will not affect in any respect whatsoever the validity of the remainder of this Agreement.

13.          Captions. Article or paragraph titles or other headings contained in this Agreement are for convenience only and will not be deemed a part of the context of this Agreement.

14.          Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

15.          Successors and Assigns. This Agreement may not be assigned by Consultant. This Agreement shall inure to the benefit of the Company and its successors and assigns.

16.         Waiver. Any waiver by any party of a breach of any provisions of this Agreement will not operate as or be construed to be a waiver of any subsequent breach hereof.

17.          Notices. Any notices or other communications required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (a) hand delivered, (b) sent by a nationally recognized overnight courier for next business day delivery or (c) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

As to Consultant:

Gary E. Gibson

Perfect Circle Projectiles, LLC

28101 Ballard Drive, Unit C

Lake Forest, Illinois 60045

Fax No.: (847) 367-8980

With a copy to:

Shadle & Associates, Ltd.

1019 W. Wise Road, Suite 200

Schaumburg, Illinois 60193

Attention: Ronald E. Shadle

Fax No: (847) 891-3038

As to the Company:

PCP Acquisition, Inc.

10855 Dover Street, Suite 1100

Westminster, Colorado 80021

Attention: Scott Sutton

Fax No.: (303) 439-0414

With a copy to:

Brownstein Hyatt Farber Schreck, P.C.

410 Seventeenth Street, Suite 2200

Denver, Colorado 80202

Attention: Adam J. Agron

Fax: (303) 223-1111

or at such other address as any party may specify by notice given to the other party in accordance with this Section 17. The date of giving of any such notice shall be the date of hand delivery, the business day sent by telephone facsimile, and the day after delivery to the overnight courier service.

18.          Governing Law. This Agreement shall be governed by, and construed in accordance with the internal laws of the State of Delaware, without reference to the choice of law or conflicts of law principles thereof.

19.          Injunctive Relief. Consultant agrees that the Company would suffer irreparable harm from a breach by Consultant of any of the covenants or agreements contained in this Agreement. In the event of an alleged or threatened breach by Consultant of any of the provisions of this Agreement, the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, and without posting bond or other security, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

20.         WAIVER OF TRIAL BY JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

21.          Entire Agreement. This Agreement contains the entire agreement of the Parties as to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof.

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                IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE COMPANY:

PCP Acquisition, Inc.

By:	/s/ Jeffrey G. McGonegal

Jeffrey G. McGonegal

Chief Financial Officer

SELLER:

Perfect Circle Projectiles, LLC

By:	/s/ Gary E. Gibson

Gary E. Gibson

Manager

CONSULTANT:

Gary E. Gibson

/s/ Gary E. Gibson